Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 29, 2011
Registration Statement Nos. 333-173928 and
333-173928-03
Free Writing Prospectus dated June 27, 2011
$760,841,000
Ford Credit Auto Lease Trust 2011-A
Issuing Entity or Trust

Ford Credit Auto	Ford Motor
Lease Two LLC	Credit Company LLC
Depositor	Sponsor and Servicer
The depositor has prepared a prospectus supplement to the prospectus dated June 27, 2011, which together describe the notes to be issued by the trust. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	Fitch
Class A-1 notes	P-1	F1+
Class A-2 notes	Aaa	AAA
Class A-3 notes	Aaa	AAA
Class A-4 notes	Aaa	AAA
Class B notes	Aa2	AA
It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above. However, although the depositor expects the Class B notes to receive the ratings listed above, it is only a condition of issuance of the notes that the Class B notes receive at least the ratings listed below, and each class of notes will be issued as long as the Class B notes receive at least these ratings.

	Moody’s	Fitch
Class B notes	A2	A

Deutsche Bank Securities
J.P. Morgan
Morgan Stanley

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-866-669-7629.